NOVAMETRIX 13D SHAREHOLDERS GROUP1

John C. Allen, Sr.                                     Donn Gifford
Lillian I. Allen                                       Linda Gifford
Roland R. Batson                                       Ginette Gladu
Richard Boulet                                         Robert R. Gladu
Joan P. Cote                                           Andrew Gross
Paul A. Cote                                           Dana Gross
Normand F. Doyon                                       John F. Gross
Pauline G. Doyon                                       Susan T. Gross
Sandra Dunham                                          Diane James
Thomas B. Dunham                                       Richard James
Adrienne R. Emmi                                       William Lagerson
Anthony N. Emmi                                        Pierre Levesque
Armen Ghugasian                                        Edgar Morin
Takuhe Ghugasian                                       John Orestis
Vartan Ghugasian                                       Raymond E. Robichaud
                              October 23, 1996

Dear Fellow Shareholders:

     We want to thank you for the tremendous support that you have shown for the 13-D group and its efforts.

     With your help, we hope to translate your wonderful endorsement into concrete results at the upcoming shareholder meeting.

     Here's the reason why we're writing you again.

     We understand the shareholder meeting is scheduled for November 25 and management's proxy material will be mailed out very shortly. You will probably be getting a very bulky package consisting of the Andros merger documents, management's position urging you to vote for the deal and management's proxy card.

     Please read this material carefully. It may be complex and difficult to follow but it's very important to you and your investment in this company.
This document contains the future of your company. Unfortunately we can't comment on it yet because we do not have all the basic information, such as the current financial information regarding Andros, even though we made a written request for this information from management back on July 31, 1996.

           But most important:  DO NOT SIGN AND SEND BACK
           MANAGEMENT'S PROXY CARD.

     As soon as we have fully reviewed the merger material, we will get back to you promptly with our analysis and our proxy materials. We promise you that we will look at it impartially and solely from the standpoint of shareholder values and the Company's future.<F1>
________________________

  <F1>Each of the individuals listed is a shareholder of Novametrix Medical
Systems, Inc. and is a member of the Novametrix 13D Shareholders Group. Collectively, we own in the aggregate, including currently exercisable warrants, approximately 12.4% of the common stock of Novametrix. None of us are members of management of the Company or have any business relationship with management.